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Date:

October 18, 2006

ARROW FINANCIAL CORPORATION CHIEF FINANCIAL OFFICER                        TO RETIRE AT YEAR-END

Arrow Financial Corporation (NasdaqGS® - AROW) today announced the impending retirement of John J. Murphy, Arrow’s Executive Vice President and Chief Financial Officer, effective December 31, 2006.  Mr. Murphy will be succeeded by Terry R. Goodemote, CPA, who is currently Senior Vice President and Division Head for Accounting at Glens Falls National Bank and Trust Company, the principal subsidiary of Arrow.  Mr. Goodemote will become Senior Vice President and Chief Financial Officer of Arrow effective January 1, 2007.  Mr. Murphy has entered into an agreement in principle with Arrow under which he will continue to serve as a part-time consultant on financial and other matters and will continue to serve as a director of Glens Falls National Bank and Trust Company.

Mr. Murphy began his banking career at Glens Falls National Bank and Trust Company in 1973.  In 1983, Mr. Murphy became Arrow’s Chief Financial Officer a position he has held ever since.  Thomas L. Hoy, Chairman, President and Chief Executive Officer stated, “Jack Murphy has made a significant contribution to the growth of Arrow over the last 33 years.  Since 1973, the company has grown from a single bank of $125 million in assets, earning $881 thousand, to a two-bank holding company with assets in excess of $1.5 billion, earning over $18 million during 2005.  During his tenure as CFO, Jack has overseen the company’s financial division with professionalism and dedication, and has mentored his successor Terry Goodemote for the past 14 ½ years.  Although we are sad to see Jack leave, we wish him the best in his retirement and look forward to continuing to receive the benefit of his expertise and experience, both as a part-time consultant and as a continuing director of Glens Falls National Bank and Trust Company.”

Terry R. Goodemote, CPA joined Glens Falls National Bank and Trust Company in 1992 as a Finance Officer.  In 2000, he was promoted to Vice President and in 2005, was promoted to Senior Vice President and Division Head for Accounting.  Mr. Goodemote graduated cum laude from the State University of New York at Albany with a degree in Accounting.  Prior to joining the Bank, he served as Audit and Accounting Manager with a regional accounting firm. Mr. Goodemote is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Mr. Hoy stated, “Arrow is fortunate to have Terry Goodemote as Jack Murphy’s successor as Chief Financial Officer.  He is extremely well qualified and has long time experience with our company. I look forward to working closely with Terry in the coming years”.